Exhibit 3.5


                              ARTICLES OF AMENDMENT

                        TO THE ARTICLES OF INCORPORATION

                                       OF

                         CHINA GLOBAL DEVELOPMENT, INC.

         Pursuant to the Provisions of the Nevada Business Corporations Act, the Undersigned Corporation adopts the following amendment to the articles of Incorporation by way of shareholder consent.

1. The following amendment of the Articles of Incorporation was adopted by a majority vote of the shareholders of the corporation on November 14, 2002. Said articles are hereby amended as follows:

                                    Article 1

                                      Name

         The Name of the corporation is Arizona Ventures, Inc.

2. Additionally the shareholders consented to a reverse split of the company's common stock on a 1 for 10 basis. 3. The number of shares of the corporation outstanding at the time of adoption of the forEgoing was approximately 4.7 million; and the number shares entitled to vote thereon were the same.

4. The number of shares voting in favor of the actions represented a majority of the issued and outstanding shares and was sufficient to effect the corporate changes.

Effective the 14th day of November, 2002

                                                     /s/ Paul F. Beatty
                                                     -------------------------
                                                     Paul F. Beatty, President

/s/ Paul F. Beatty
-------------------------
Paul F. Beatty, Secretary